Exhibit 99.1

J&J SNACK FOODS’ RECORD SECOND QUARTER

NET SALES INCREASE 10% TO $281.5M

Pennsauken, NJ, May 2, 2022 - J&J Snack Foods Corp. (NASDAQ: JJSF) today reported financial results for the second quarter ended March 26, 2022.

	Second Quarter
	Actuals	% vs. LY

Net Sales	$281.5M	9.9%
Operating Income	$4.1M	(43.5%)
Net Earnings	$3.3M	(46.0%)
Earnings per Diluted Share (EPS)	$0.17	(46.3%)

Dan Fachner, J&J Snack Foods President and CEO, commented, “J&J Snack Foods’ record second quarter net sales increased 10% year-over-year and by 2% versus the same period in fiscal 2019, exceeding pre-COVID levels for the third consecutive quarter. We had a number of accomplishments throughout the quarter including new customer wins, successful product launches and expanding product distribution. We delivered our best second quarter sales in company history despite the unexpected challenges related to the early-February implementation of a new enterprise resource planning (“ERP”) system. This system implementation only affected our Food Service and Retail segments and was intentionally planned at this time since it’s our slowest volume quarter. This investment is a critical step in our long-term strategy to automate our business establishing the foundation for transforming our supply chain. It provides a seamless, integrated process from raw materials through production, warehousing, inventory management, and electronic order fulfillment. We did experience operational and supply chain challenges due to this implementation and estimate that these issues had a negative, one-time impact on fiscal second quarter sales of approximately $20 million and on fiscal second quarter operating income of approximately $4.5 million. I am proud of how the team worked tirelessly to resolve these issues and already see our business bouncing back in April. We do not anticipate any further material impact going forward.”

“Consumer spending remains healthy despite macroeconomic challenges, and we continue to see strong demand for our products as a growing number of consumers return to their favorite amusement parks, restaurants, retailers and outdoor venues. Second quarter net sales in our Frozen Beverages segment, which was not impacted by the ERP transition, increased 50% year-over-year, driven by over 90% growth in frozen beverage sales, which is an indirect indicator of the demand opportunity we are experiencing across our core products.”

“As was the case last quarter, sustained significant inflationary pressures continue driving up prices across the entire supply and production chain, including raw materials, packaging, and distribution. We are taking aggressive measures to offset these cost challenges, including strategic cost reduction initiatives in procurement, R&D, production and distribution. We are confident these actions, combined with our most recent price increases, which became effective in early April, will begin to help offset the impact of these costs increases in the back half of the year.”

“These initiatives will strengthen our operating infrastructure and standardize processes across key business functions resulting in increased efficiencies, reduced costs and improved margins. Our commitment to driving operational excellence across the business is a key part of our long-term growth strategy and will deliver meaningful benefits to our customers and shareholders today and for many years to come.”

“In summary, we are grateful to our customers for their patience and loyalty as we worked to resolve the ERP transition issues in the second quarter. The experience of our team, investments in our operating discipline and the strength of our brands, have us well positioned in the snack food marketplace to accelerate growth and continue enhancing shareholder value. Looking ahead, the overall industry environment and consumer spending remain very strong despite rising prices, and we expect the operating and financial benefits of our recent initiatives will become more visible as we move into the second half of fiscal 2022.”

Total Company Second Quarter Highlights

Net sales increased 10% to $281.5 million in Q2 of fiscal 2022, compared to Q2 of fiscal 2021, and by 1.9%, compared of Q2 of fiscal 2019.

Key highlights include:

●	Sales were driven by growth in core products including pretzels, churros and frozen beverages.
●	Food Service sales exceeded Q2 ’21 by 4% and by 1%, versus Q2 ’19.
●	Retail segment sales declined versus Q2 ’21 by 7%, but grew by 19%, compared to Q2 ’19.
●	Frozen Beverage segment sales beat Q2 ’21 sales by 50%, led by frozen beverages growing over 90%, but declined by 4%, versus Q2 ’19.

Gross profit as a percentage of sales was 23.2% in Q2 ’22, compared to 23.8% in Q2 ’21, reflecting the significant cost headwinds our industry continues to face. Inflation continued to build over the quarter increasing over 10% from our recent Q1, and further pressuring margins. This impact was especially pronounced in key raw material purchases like flour, oils, eggs, dairy, chocolates, and meats, as well as packaging and fuel. We have pricing and cost initiatives in place to offset these cost pressures, though we do not expect to see most of the benefits on our margins until Q3 and beyond.

Total operating expenses were 21.8% of sales for the quarter, an increase of 81 bps, compared to Q2 ’21. Expenses continued to be negatively impacted by industry-wide freight and distribution cost increases. Distribution costs were 10.1% of sales in the quarter, versus 9.9% in the prior year period, while marketing and selling expenses remained at 7.5% of sales. Administrative expenses were 4.2% of sales in Q2 ’22, compared to 3.6% in Q2 ’21.

Operating income was $4.1 million in the second quarter of fiscal 2022, compared to $7.2 million in the prior year period, largely driven by the ERP conversion challenges and the continued historic inflationary environment. Net earnings in Q2 ’22 was $3.3 million, compared to $6.1 million in Q2 ’21. Our effective tax rate was 22% in Q2 ’22.

Food Services Segment Second Quarter Highlights

●	Q2 ’22 food service sales exceeded Q2 ’21 by $7.0 million, or an increase of 4%.
●

Theaters, stadiums, amusement parks as well as schools and restaurants and strategic accounts continued to experience an increase in foot traffic and visitation driving strong sales in our core products, including 18% increase in soft pretzel sales to $43.3 million, churro sales growth of 19% to $17.4 million led by customer expansion and growing menu penetration, while frozen novelties sales declined 31% due to short term production and shipping delays. Handheld and bakery sales both remained relatively flat at $20.5 million and $84.0 million, respectively.

●	Sales of new products were approximately $2 million driven primarily by a new empanada product with a major convenience customer and expanded bakery items.
●	Q2 ’22 operating income declined 91% to $0.5 million reflecting the significant increase in ingredients, production and shipping costs as well as by the impacts from the Company’s ERP implementation.

Retail Segment Second Quarter Highlights

●	Q2 ’22 retail sales decreased 7%, compared to Q2 ’21.
●

Soft pretzels remained relatively flat, compared to Q2 ’21, while frozen novelty sales decreased 2% lapping a 22% increase in the same quarter last year. Biscuit and handheld sales decreased 12% and 52%, respectively, versus the prior year period.

●	New product innovation contributed approximately $0.5 million in the quarter driven by three new Luigi’s gelato items.
●	Operating income decreased 83% to $1.1 million, versus the prior year period driven by higher cost of goods sold and inefficiencies created by the delays in the Company’s ERP implementation.

Frozen Beverages Segment Second Quarter Highlights

●	Frozen beverage segment sales beat Q2 ’21 sales by 50% led by beverage sales.
●

Beverage sales grew over 91%, or $16.8 million higher than in Q2 ’21 reflecting the growing momentum across theaters, amusement parks, convenience, and restaurant channels. In the amusement parks channel, we continue to see strong growth as visitation numbers continue to exceed pre-Covid levels. Theater sales are improving as better content is released and consumers are spending more for snacks but continues to lag 2019 volumes.

●

Service revenues increased 15%, led by an acceleration in maintenance calls and additional growth in one of our larger customers. Equipment sales increased 33% driven mainly by growth from large QSR and convenience customers.

●	Q2 ’22 operating income improved to $2.5 million, compared to a Q2 ’21 operating loss of $5.2 million, as strong sales drove leverage across the business.

About J&J Snack Foods Corp.

J&J Snack Foods Corp. (NASDAQ: JJSF) is a leader and innovator in the snack food industry, providing innovative, niche and affordable branded snack foods and beverages to foodservice and retail supermarket outlets. Manufactured and distributed nationwide, our principal products include SUPERPRETZEL, the #1 soft pretzel brand in the world, as well as internationally known ICEE and SLUSH PUPPIE frozen beverages, LUIGI’S Real Italian Ice, MINUTE MAID* frozen ices, WHOLE FRUIT sorbet and frozen fruit bars, SOUR PATCH KIDS** Flavored Ice Pops, Tio Pepe’s & CALIFORNIA CHURROS, and THE FUNNEL CAKE FACTORY funnel cakes and several bakery brands within DADDY RAY’S, COUNTRY HOME BAKERS and HILL & VALLEY. J&J Snack Foods Corp. has approximately twenty manufacturing facilities and generates more than $1 billion in annual revenue. The Company has a history of strong sales growth and financial performance and remains focused on opportunities to expand its unique niche market product offering while bringing smiles to families worldwide. For more information, please visit http://www.jjsnack.com.

*MINUTE MAID is a registered trademark of The Coca-Cola Company

**SOUR PATCH KIDS is a registered trademark of Mondelēz International group, used under license.

Certain Definitions

Adjusted EBITDA consists of net earnings adjusted to exclude: income taxes (benefit); investment income; interest expense; depreciation and amortization; share-based compensation expense; COVID-19 related expenses; net (gain) loss on sale or disposal of assets; impairment charges, and restructuring costs.

Non-GAAP Financial Measures

It is important to note that Adjusted EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles (“GAAP”). Management believes that this measure is useful as a way to evaluate the Company and the means for Management to evaluate our performance and operations. Management believes that this measure is useful to an investor in evaluating our performance because it is widely used in the food and beverage industry.

A certain adjusted non-GAAP financial measure is presented in this release. Management believes this adjusted non-GAAP measure provides useful information to Management and investors by excluding certain income, expenses, and gains and losses that may not be indicative of the Company’s core operating and financial results. Similarly, Management believes this adjusted measure is a useful performance measure because certain items included in the calculation of net earnings may either mask or exaggerate trends in the Company’s ongoing operating performance. Further, the reconciliation corresponding to this adjusted measure, by identifying individual adjustments, provides a useful mechanism for investors to consider this adjusted measure with some, or all, of the identified adjustments.

Management uses this non-GAAP financial measure on an ongoing basis to help track and assess the Company’s financial performance. You, however, should not consider non-GAAP measures in isolation or as a substitute for net earnings, operating income, or any other measure for determining our operating performance that is calculated in accordance with generally accepted accounting principles. This non-GAAP measure is not necessarily comparable to similarly titled measures employed by other companies. The accompanying financial tables provide reconciliations to the nearest GAAP measure of all non-GAAP measures provided in this release.

Cautionary Statement Regarding Forward-Looking Information

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding the Company’s expected future financial position, results of operations, revenue and profit levels, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “goals,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. This includes, without limitation, our statements and expectations regarding any current or future recovery in our industry and the future impact of the Company’s enterprise resource planning system implementation. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the expectations of management. We do not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include consumer spending, price competition, acceptance of new products, the pricing and availability of raw materials, transportation costs, changes in the competitive marketplace the uncertainty and ultimate economic impact of the COVID-19 pandemic, and other risks identified in our annual report on Form 10-K, and our other filings with the Securities and Exchange Commission. Many of these factors are outside of the Company’s control.

Investor Contact:

Joseph Jaffoni, Norberto Aja or Jennifer Neuman

JCIR

(212) 835-8500

jjsf@jcir.com

J & J SNACK FOODS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS

(in thousands, except per share amounts)

	Three months ended		Six months ended
	March 26,	March 27,	March 26,	March 27,
	2022	2021	2022	2021

Net Sales	$281,513	$256,178	$600,003	$497,175

Cost of goods sold	216,165	195,282	455,280	386,154
Gross Profit	65,348	60,896	144,723	111,021

Operating expenses
Marketing	21,036	19,192	41,943	36,493
Distribution	28,349	25,443	61,664	48,332
Administrative	11,719	9,216	22,088	18,656
Other general expense (income)	156	(185)	95	(268)
Total Operating Expenses	61,260	53,666	125,790	103,213

Operating Income	4,088	7,230	18,933	7,808

Other income (expense)
Investment income	160	579	431	1,949
Interest (expense) & other	(57)	4	(75)	(11)

Earnings before income taxes	4,191	7,813	19,289	9,746

Income tax expense	920	1,752	4,927	1,907

NET EARNINGS	$3,271	$6,061	$14,362	$7,839

Earnings per diluted share	$0.17	$0.32	$0.75	$0.41

Weighted average number of diluted shares	19,206	19,130	19,180	19,081

Earnings per basic share	$0.17	$0.32	$0.75	$0.41

Weighted average number of basic shares	19,134	19,006	19,110	18,971

J & J SNACK FOODS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	March 26,
	2022	September 25,
	(unaudited)	2021
Assets
Current assets
Cash and cash equivalents	$221,017	$283,192
Marketable securities held to maturity	4,530	7,980
Accounts receivable, net	187,933	162,939
Inventories	158,991	123,160
Prepaid expenses and other	11,805	7,498
Total current assets	584,276	584,769

Property, plant and equipment, at cost	782,148	757,242
Less accumulated depreciation and amortization	504,249	490,055
Property, plant and equipment, net	277,899	267,187

Other assets
Goodwill	121,833	121,833
Other intangible assets, net	76,599	77,776
Marketable securities held to maturity	-	4,047
Marketable securities available for sale	5,951	10,084
Operating lease right-of-use assets	53,892	54,555
Other	2,878	1,968
Total other assets	261,153	270,263
Total Assets	$1,123,328	$1,122,219

Liabilities and Stockholders' Equity
Current Liabilities
Current finance lease liabilities	$127	$182
Accounts payable	101,238	96,789
Accrued insurance liability	15,525	16,260
Accrued liabilities	6,456	10,955
Current operating lease liabilities	13,747	13,395
Accrued compensation expense	16,487	17,968
Dividends payable	12,136	12,080
Total current liabilities	165,716	167,629

Noncurrent finance lease liabilities	336	392
Noncurrent operating lease liabilities	45,501	46,557
Deferred income taxes	61,339	61,578
Other long-term liabilities	455	409

Stockholders' Equity
Preferred stock, $1 par value; authorized 10,000,000 shares; none issued	-	-
Common stock, no par value; authorized, 50,000,000 shares; issued and outstanding 19,173,000 and 19,084,000 respectively	87,688	73,597
Accumulated other comprehensive loss	(13,281)	(13,383)
Retained Earnings	775,574	785,440
Total stockholders' equity	849,981	845,654
Total Liabilities and Stockholders' Equity	$1,123,328	$1,122,219

J & J SNACK FOODS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (in thousands)

	Six months ended
	March 26,	March 27,
	2022	2021
Operating activities:
Net earnings	$14,362	$7,839
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of fixed assets	23,868	24,253
Amortization of intangibles and deferred costs	1,183	1,457
Loss from disposals of property & equipment	100	-
Share-based compensation	2,350	2,270
Deferred income taxes	(251)	(4)
Loss (Gain) on marketable securities	69	(768)
Other	(184)	(163)
Changes in assets and liabilities net of effects from purchase of companies
Increase in accounts receivable	(25,031)	(10,884)
Increase in inventories	(36,538)	(6,432)
Increase in prepaid expenses	(4,308)	(118)
(Decrease) increase in accounts payable and accrued liabilities	(2,055)	9,331
Net cash (used in) provided by operating activities	(26,435)	26,781
Investing activities:
Purchases of property, plant and equipment	(35,306)	(18,829)
Proceeds from redemption and sales of marketable securities	11,526	41,337
Proceeds from disposal of property and equipment	589	1,262
Other	-	18
Net cash (used in) provided by investing activities	(23,191)	23,788
Financing activities:
Proceeds from issuance of stock	11,741	13,582
Payments on finance lease obligations	(111)	(173)
Payment of cash dividend	(24,163)	(21,776)
Net cash used in financing activities	(12,533)	(8,367)
Effect of exchange rate on cash and cash equivalents	(16)	375
Net (decrease) increase in cash and cash equivalents	(62,175)	42,577
Cash and cash equivalents at beginning of period	283,192	195,809
Cash and cash equivalents at end of period	$221,017	$238,386

J & J SNACK FOODS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited) (in thousands)

	Three months ended		Six months ended
	March 26,	March 27,	March 26,	March 27,
	2022	2021	2022	2021

Sales to External Customers:
Food Service
Soft pretzels	$43,261	$36,776	$93,682	$69,463
Frozen novelties	7,305	10,590	15,762	16,885
Churros	17,447	14,720	36,936	26,262
Handhelds	20,506	19,992	39,001	37,603
Bakery	83,967	82,910	191,798	171,874
Other	3,854	4,336	10,893	7,662
Total Food Service	$176,340	$169,324	$388,072	$329,749

Retail Supermarket
Soft pretzels	$15,752	$15,789	$31,946	$29,677
Frozen novelties	18,919	19,386	36,721	34,702
Biscuits	5,687	6,495	13,958	14,155
Handhelds	1,069	2,243	2,345	5,023
Coupon redemption	(726)	(608)	(1,622)	(1,683)
Other	56	601	104	1,126
Total Retail Supermarket	$40,757	$43,906	$83,452	$83,000

Frozen Beverages
Beverages	$35,365	$18,529	$69,128	$34,384
Repair and maintenance service	21,000	18,218	43,011	37,114
Machines revenue	7,542	5,663	15,389	12,152
Other	509	538	951	776
Total Frozen Beverages	$64,416	$42,948	$128,479	$84,426

Consolidated Sales	$281,513	$256,178	$600,003	$497,175

Depreciation and Amortization:
Food Service	$6,670	$7,116	$13,339	$13,902
Retail Supermarket	386	384	752	770
Frozen Beverages	5,484	5,648	10,960	11,424
Total Depreciation and Amortization	$12,540	$13,148	$25,051	$26,096

Operating Income :
Food Service	$536	$6,055	$9,537	$12,235
Retail Supermarket	1,091	6,364	6,075	11,087
Frozen Beverages	2,461	(5,189)	3,321	(15,514)
Total Operating Income	$4,088	$7,230	$18,933	$7,808

Capital Expenditures:
Food Service	$13,851	$7,246	$24,084	$15,532
Retail Supermarket	1,094	80	3,623	101
Frozen Beverages	4,261	1,827	7,599	3,196
Total Capital Expenditures	$19,206	$9,153	$35,306	$18,829

Assets:
Food Service	$799,710	$760,557	$799,710	$760,557
Retail Supermarket	33,206	33,395	33,206	33,395
Frozen Beverages	290,412	270,963	290,412	270,963
Total Assets	$1,123,328	$1,064,915	$1,123,328	$1,064,915

J & J SNACK FOODS CORP. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES
(Unaudited) (in thousands)

	Three Months Ended		Six Months Ended

	March 26,	March 27,	March 26,	March 27,
	2022	2021	2022	2021

Reconciliation of GAAP Net Earnings to Adjusted EBITDA

Net Earnings	$3,271	$6,061	$14,362	$7,839
Income Taxes	920	1,752	4,927	1,907
Investment Income	(160)	(579)	(431)	(1,949)
Interest Expense	57	(4)	75	11
Depreciation and Amortization	12,540	12,762	25,051	25,710
Share-Based Compensation	1,267	1,026	2,350	2,270
COVID-19 Expenses (Recoveries)	-	762	(874)	1,507
Net Loss on Sale or Disposal of Assets	127	-	100	-
Adjusted EBITDA	$18,022	$21,780	$45,560	$37,295